Exhibit 23.1




We have issued our report dated March 12, 1997 accompanying the financial statements and schedule of Securacom Incorporated contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts".

GRANT THORNTON LLP





Parsippany, New Jersey
May 1, 1997